                                                                   EXHIBIT 99(c)

[AVISTA CORP. LOGO]

                                                                    News Release

CONTACT:    Media:  Laurine Jue  (509) 495-2510  laurine.jue@avistacorp.com
            Investors:  Angela Teed (509) 495-2930 angela.teed@avistacorp.com

                                                          FOR IMMEDIATE RELEASE:
                                                          October 31, 2001
                                                          7:05 a.m. EST


                AVISTA CORP. REPORTS THIRD-QUARTER 2001 EARNINGS

SPOKANE, WASH.: Avista Corp. (NYSE: AVA) today reported third-quarter 2001 consolidated revenues of $1.40 billion and a loss for the quarter of $32.9 million, or ($0.69) per diluted share. The loss was due to a $38.4 million after-tax loss, or ($0.81) per diluted share, related to the planned divestiture of the Avista Communications business unit. Avista reported third-quarter 2001 earnings from continuing operations of $0.12 per diluted share, exceeding earnings estimates. For the equivalent quarter last year, Avista reported revenues of $2.86 billion and earnings of $0.72 per diluted share.

        Avista's 2001 year-to-date earnings from continuing operations were $1.32 per diluted share and, after the Avista Communications losses, were $0.38 per diluted share. This compares to $0.15 per diluted share from continuing operations, and $0.01 per diluted share after the Avista Communications losses in the first nine months of 2000.

        The company's business segments reported the following third-quarter diluted earnings per share:

        -----------------------------------------------------------------------
        BUSINESS SEGMENTS: (LOSS)              Q3 2001            Q3 2000
        -----------------------------------------------------------------------
        Avista Utilities                        $0.06             ($0.02)
        -----------------------------------------------------------------------
        Energy Trading & Marketing              $0.23              $0.89
        -----------------------------------------------------------------------
        Information & Technology               ($0.10)            ($0.10)
        -----------------------------------------------------------------------
        Other                                 ($0.07)*            ($0.01)
        -----------------------------------------------------------------------
        SUBTOTAL:                               $0.12              $0.76
        -----------------------------------------------------------------------
        Avista Communications                 ($0.81)**           ($0.04)
        -----------------------------------------------------------------------
        TOTAL:                                 ($0.69)             $0.72
        -----------------------------------------------------------------------

* The increase in net loss in 2001 is primarily a result of increased interest expense on inter-company borrowings between Avista Capital and Avista Corp. that is eliminated in the consolidated financial statements.

** Includes $35.1 million after-tax impairment charge and $3.3 million in operating losses for third-quarter 2001.

                                     -more-


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PAGE 2 -- AVISTA CORP. REPORTS THIRD-QUARTER 2001 EARNINGS

        Gary G. Ely, Avista Corp. chairman, president and chief executive officer said, "This was a critical quarter for Avista. We faced a number of challenges and instituted several aggressive measures to relieve financing pressure related to unprecedented-low hydro conditions, power plant construction expenditures and high power-cost-deferral balances. Additionally, we are working through an orderly transition to divest Avista Communications."

AVISTA UTILITIES

        In September, the Washington Utilities and Transportation Commission approved a 25 percent electric surcharge, which will be in effect until the end of 2002. The commission's order will allow Avista Utilities to begin recovering a significant portion of the purchased-power costs the company has been deferring since July 2000. The deferral mechanism expires at the end of 2001.

        As of Sept. 30, 2001, electric deferral balances in Washington and Idaho reached a combined total of approximately $270 million. Almost $200 million of the deferral balance was incurred on behalf of Washington customers. The remaining balance relates to energy delivered in Idaho.

        The WUTC order allows Avista to recover approximately $125 million, including $71 million in cash by the end of 2002, on a subject-to-refund basis. Regulators also approved the use of a non-cash credit on the balance sheet of $54 million to reduce the deferral balance. Under the Washington commission's order, Avista will file a general rate case by Dec. 1, 2001. Issues to be addressed will include the prudence of the deferred power costs, the recovery of the remaining deferral balance, power supply matters related to the Coyote Springs 2 generation project and some type of ongoing power cost adjustment mechanism. The general case is expected to be completed prior to the conclusion of the existing surcharge period that ends Dec. 31 next year.

        At the end of the third-quarter 2001, the electric deferral balance in Idaho was $71.5 million. An order issued by the Idaho Public Utilities Commission allows Avista to reduce the deferred power cost balance in Idaho by $58.2 million. This includes the recovery of approximately $23.6 million annually in cash and the use of a non-cash credit to reduce the deferral balance by an additional $34.6 million. Under the Idaho order, Avista can request an extension of the surcharge to recover any deferred power costs that have not been collected.

        Last week, Avista announced it had signed a letter of intent with Mirant to sell half of the Coyote Springs 2 natural gas generation project in which both will share equally in the costs. Avista has invested approximately $140 million in this 280-megawatt facility, which is being constructed near Boardman, Ore., and is expected to begin operation in mid-2002. Total cost of the plant will be approximately $190 million. The sale is expected to be completed by year-end.

        "This sale will improve our liquidity and reduce our debt load," Ely said.

                                     -more-


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PAGE 3 -- AVISTA CORP. REPORTS THIRD-QUARTER 2001 EARNINGS

ENERGY TRADING & MARKETING

        Avista Energy, the company's unregulated energy trading and marketing business, continues to be well-positioned despite price declines that occurred during the quarter in both natural gas and electricity markets.

        Ely said, "For six consecutive quarters, Avista Energy has exceeded our budgeted earnings expectations. This strong performance is the result of its western regional focus and its ability to market a strong portfolio of assets and contracts for gas and electric generation and transmission."

        In September, the Rathdrum Power Project, a 270-megawatt combined-cycle, gas-turbine merchant power plant in northern Idaho, began commercial operation ahead of schedule. Avista owns 49 percent of the project, and Avista Energy has exclusive rights to market the entire power output of this plant for 25 years.

INFORMATION & TECHNOLOGY

        Avista Labs continues to gain momentum in commercial sales of its hydrogen-only fuel cell for various applications, primarily back-up power for the commercial market. To date, 75 fuel cell units have been installed at 20 sites throughout the United States and Brazil. Avista Labs is on track toward its goal of selling 50 fuel cell units by year-end 2001.

        Avista Labs' fuel processor subsidiary H2fuel is funding research at the University of Kentucky to study new methods for removing pure hydrogen from readily available fuels such as natural gas and propane. Researchers will focus on developing membranes that can efficiently and selectively remove carbon oxides from gas mixtures, which will reduce the complexity and cost of producing hydrogen for fuel cell applications.

        At Avista Advantage, more than 200 national chains now use Advantage's Facility IQSM system to transform company invoice data into facility intelligence that helps clients proactively manage and reduce their facility-related costs. During the third quarter, Avista Advantage added a significant number of new clients, including Alaska Airlines, the Dairy Farmers of America, Food Lion and Hertz Corp.

        For the third quarter, revenues for Avista Advantage were $3.7 million compared to $1.3 million in the same period last year, and its costs per bill processed continue to decline.

OUTLOOK AND EARNINGS GUIDANCE

        A number of factors are expected to improve Avista's liquidity and debt position over the next two years. These factors include increased cash flow from current rate increases, a reduction in debt from the sale of assets and completion of a general rate case in Washington that will address, among other things, recovery of the remaining deferred power costs.

                                     -more-


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PAGE 4 -- AVISTA CORP. REPORTS THIRD-QUARTER 2001 EARNINGS

        Senior Vice President and Chief Financial Officer Jon E. Eliassen said, "As a result of the discontinued operations of Avista Communications, Avista's revised full-year 2001 consolidated corporate earnings are expected to be between $0.45 and $0.55 per diluted share."

        Looking ahead to 2002, Eliassen added, "As we continue to rebuild our utility business, strengthen our cash flows and work with regulators to develop more comprehensive, permanent rate relief, corporate earnings are expected to improve slightly next year. Currently, 2002 corporate earnings are expected to be in the range of $0.55 and $0.75 per diluted share.

        "If, through the regulatory filings, Avista Utilities is provided the opportunity to recover its ongoing power supply costs, we expect the utility to contribute between $0.55 and $0.65 in earnings. Avista Energy could earn in the range of $0.35 to $0.45 per share reflecting the expectation for less volatile wholesale market conditions. And, while we currently could see negative earnings exposure of between $0.40 and $0.50 per share in our technology businesses, we continue to explore options to partner with others to build out these entities. Depending on the extent of our success in building these partnerships, our 2002 consolidated corporate earnings could improve," said Eliassen.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista's affiliates include Avista Utilities, a company operating division that provides electric and natural gas service to customers in four western states. Non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

        This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000, the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001 and Form 8-Ks.

                                    --0163--

                                     -more-


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PAGE 5 -- AVISTA CORP. REPORTS THIRD-QUARTER 2001 EARNINGS

NOTE: Avista Corp. will host an investor conference call on Oct. 31, at 10:30 a.m. EST (New York Time). To participate, call (712) 271-0002 approximately five minutes in advance to ensure you are connected. The passcode is "Avista."

        A replay of the conference call will be available beginning Oct. 31 at 3 p.m. EST through Friday, Nov. 2 at midnight EST. Call (402) 280-1618 to listen to the replay.

        A Webcast of this investor conference call will occur simultaneously. To register for the Webcast, go to www.avistacorp.com

        A Webcast replay will also be available through Nov. 7 at www.avistacorp.com

        The attached income statement and financial and operating highlights are an integral part of this earnings release.

                               AVISTA CORPORATION

            CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)
                 (Dollars in Thousands except Per Share Amounts)

                                                                                                 NINE MONTHS ENDED
                                                                   THIRD QUARTER                   SEPTEMBER 30
                                                           ----------------------------    ----------------------------
                                                               2001            2000            2001            2000
                                                           ------------    ------------    ------------    ------------
OPERATING REVENUES                                           $1,403,765      $2,862,809      $4,991,569      $5,596,176
                                                           ------------    ------------    ------------    ------------

OPERATING EXPENSES:
    Resource costs                                            1,293,547       2,702,225       4,572,225       5,248,183
    Operations and maintenance                                   23,555          29,738          71,739          81,227
    Administrative and general                                   25,462          27,062          93,842          80,376
    Depreciation and amortization                                17,069          18,620          54,057          55,174
    Taxes other than income taxes                                10,513          13,936          44,089          42,401
    Restructuring and exit costs                                   --              --              --             9,805
                                                           ------------    ------------    ------------    ------------
        Total operating expenses                              1,370,146       2,791,581       4,835,952       5,517,166
                                                           ------------    ------------    ------------    ------------

INCOME FROM OPERATIONS                                           33,619          71,228         155,617          79,010
                                                           ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE):
    Interest expense                                            (27,622)        (19,797)        (76,689)        (49,570)
    Capitalized interest                                          2,792             274           7,338             734
                                                           ------------    ------------    ------------    ------------
        Net interest expense                                    (24,830)        (19,523)        (69,351)        (48,836)
    Other income - net                                               86           9,251          18,766          26,821
                                                           ------------    ------------    ------------    ------------
        Total other income (expense) - net                      (24,744)        (10,272)        (50,585)        (22,015)
                                                           ------------    ------------    ------------    ------------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES             8,875          60,956         105,032          56,995

INCOME TAXES                                                      2,764          24,537          40,820          26,943
                                                           ------------    ------------    ------------    ------------

INCOME FROM CONTINUING OPERATIONS                                 6,111          36,419          64,212          30,052

LOSS FROM DISCONTINUED OPERATIONS (Note 1)                      (38,421)         (1,879)        (44,394)         (6,479)
                                                           ------------    ------------    ------------    ------------

NET INCOME (LOSS)                                               (32,310)         34,540          19,818          23,573

DEDUCT - Preferred stock dividend requirements  (Note 2)            608             608           1,824          23,127
                                                           ------------    ------------    ------------    ------------

INCOME (LOSS) AVAILABLE FOR COMMON STOCK                       $(32,918)        $33,932         $17,994            $446
                                                           ============    ============    ============    ============

Average common shares outstanding (thousands), Basic             47,486          47,147          47,366          45,193

EARNINGS (LOSS) PER COMMON SHARE, BASIC AND DILUTED:
    Earnings per common share from continuing operations          $0.12           $0.76           $1.32           $0.15
    Loss per common share from discontinued operations           $(0.81)         $(0.04)         $(0.94)         $(0.14)
                                                           ------------    ------------    ------------    ------------
        Total earnings (loss) per common share                   $(0.69)          $0.72           $0.38           $0.01
                                                           ============    ============    ============    ============

Dividends paid per common share                                   $0.12           $0.12           $0.36           $0.36

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SUPPLEMENTAL INFORMATION

INCOME (LOSS) FROM CONTINUING OPERATIONS BY BUSINESS SEGMENT:
                                                                                                           <C
    Avista Utilities                                             $3,458          $(361)       $26,660      ($42,580)
    Energy Trading and Marketing                                $10,714        $42,049        $63,699       $85,812
    Information and Technology                                  $(4,906)       $(4,888)      $(15,619)     $(12,200)
    Other  (Note 3)                                             $(3,155)         $(381)      $(10,528)        $(980)

-----------------------------------------------------------------------------------------------------------------------------

Note 1. During the third quarter of 2001, the Company reached a decision that it would dispose of substantially all of the assets of Avista Communications that is expected to be completed by early in 2002. As such, the fixed assets and goodwill of Avista Communications have been written down to their estimated fair value upon the planned disposal of the assets. This has resulted in a charge of $35.1 million, net of taxes and minority interest.

Note 2. In February 2000, the Company converted all remaining outstanding shares of Series L Preferred Stock into common stock, which resulted in a one-time charge of $21.3 million to preferred stock dividend requirements.

Note 3. Increase from 2000 to 2001 is primarily due to an increase in interest expense on intercompany borrowings between Avista Capital and Avista Corp. that is eliminated in the consolidated financial statements.

                               AVISTA CORPORATION

                       FINANCIAL AND OPERATING HIGHLIGHTS
                             (Dollars in Thousands)

                                                                                                  NINE MONTHS ENDED
                                                                    THIRD QUARTER                     SEPTEMBER 30
                                                             ----------------------------    ----------------------------
                                                                 2001            2000            2001            2000
                                                             ------------    ------------    ------------    ------------
                                                                                                             <C
AVISTA UTILITIES

              Retail electric revenues                            $91,960         $98,883        $284,193        $298,273
              Retail KWh sales (in thousands)                   1,870,717       1,981,545       5,953,596       6,060,037
              Retail electric customers at end of period          314,350         310,507         314,350         310,507

              Wholesale electric revenues                         $65,143        $265,251        $423,915        $565,808
              Wholesale KWh sales (in thousands)                1,491,861       3,660,933       5,467,565      13,125,370

              Other electric revenues                             $11,290         $10,331         $24,487         $21,520

              Total natural gas revenues                          $29,870         $23,196        $198,360        $129,385
              Total therm sales (in thousands)                     71,860          82,591         379,617         396,812
              Total natural gas customers at end of period        279,455         273,171         279,455         273,171

              Income (loss) from operations (pre-tax)             $23,104         $13,600         $95,277        $(30,817)

ENERGY TRADING AND MARKETING

              Revenues                                         $1,227,158      $2,480,990      $4,235,536      $4,630,646
              Income from operations (pre-tax)                    $20,150         $64,972         $90,995        $132,647
              Electric sales (thousands of MWhs)                   14,640          36,216          36,558          88,554
              Natural gas sales (thousands of dekatherms)          55,507          69,606         180,013         194,196
              Coal sales (thousands of tons)                         --               886            --             2,747

INFORMATION AND TECHNOLOGY

       Avista Advantage

              Revenues                                             $3,692          $1,276          $9,557          $3,240
              Loss from operations (pre-tax)                      $(3,224)        $(3,590)       $(11,829)        $(9,952)
              Net loss                                            $(2,195)        $(2,471)        $(8,050)        $(6,794)

       Avista Labs

              Revenues                                               $276            $130            $528            $663
              Loss from operations (pre-tax)                      $(4,107)        $(3,694)       $(11,403)        $(8,071)
              Net loss                                            $(2,711)        $(2,417)        $(7,569)        $(5,406)

OTHER

              Revenues                                             $3,674          $9,272         $12,898         $25,046
              Loss from operations (pre-tax)                      $(2,304)           $(60)        $(7,423)        $(4,797)

DISCONTINUED OPERATIONS - AVISTA COMMUNICATIONS

              Revenues                                             $2,853          $1,496          $8,364          $3,517
              Loss from operations (pre-tax)                     $(62,433)        $(3,328)       $(71,686)        $(9,778)

The revenues by business segment do not total to the amounts reported on the Consolidated Comparative Statements of Income due to intersegment eliminations.